                                                                    Exhibit 99.2
Contact:  Raoul J. Witteveen
          (212) 916-3261


                           NEWS FOR IMMEDIATE RELEASE


          INTERPOOL, INC. REPORTS RECORD 3RD QUARTER INCOME PER SHARE
                 OF $0.35 AS COMPARED WITH $0.28 FOR PRIOR YEAR
                 ----------------------------------------------

PRINCETON, NJ, OCTOBER 27, 1998 -- Interpool, Inc. (NYSE: IPX) reported today that its 1998 third quarter net income per share (on a diluted basis) was a record 35 cents, as compared with income per share before extraordinary loss and premium paid on redemption of preferred stock of 28 cents, for the same period in 1997. Revenues during the third quarter of 1998 were $46,115,000, up 13% from $40,962,000 in the third quarter of 1997.

For the first nine months of 1998, Interpool's net income per share was 96 cents (on a diluted basis), as compared with income per share before extraordinary loss and premium paid on redemption of preferred stock of 87 cents, for the same period in 1997. Revenues during the first nine months of 1998 were $133,453,000, up 12% from $118,922,000 in the first nine months of 1997.

Martin Tuchman, Chairman and Chief Executive Officer, commented that the third quarter results reflected the Company's continuing focus on effectively managing and growing its container and chassis leasing business, the mainstay of shareholder value.

At the end of the third quarter, the Company's container fleet has grown to approximately 470,000 container TEUs (twenty-foot-equivalent units) with utilization at 99%, while the chassis fleet has grown to approximately 75,000 units, with utilization at 96%.

Interpool conducts its international container leasing business through its subsidiary Interpool Limited, while the domestic intermodal equipment leasing business is conducted by Interpool, Inc. and its other subsidiaries. During the third quarter of 1998, the Interpool Limited international container division's contribution to consolidated income increased to $8,346,000 from $7,093,000 for the third quarter of 1997. The domestic intermodal division's contribution to consolidated income was $1,709,000 during the third quarter of 1998, versus $831,000 for the prior year. Revenues for the third quarter of 1998 from the Interpool Limited international container division increased to $22,985,000, while revenues from the domestic intermodal division rose to $23,130,000.

During the nine months ended September 30, 1998, the Interpool Limited international container division's contribution to consolidated income rose to $24,149,000 from $22,190,000 in 1997, while the domestic intermodal division's contribution decreased to $3,390,000 from $3,655,000. Revenues for the first nine months of 1998 from Interpool Limited international container division increased to $67,353,000, while revenues from the domestic intermodal division rose to $66,100,000.

                                      -1-
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Interpool 3Q98                                                          10/27/98

On June 19, 1998 Interpool announced its participation in a proposed recapitalization and merger (the "Merger") of XTRA, with a company newly formed by Apollo Management IV, L.P. ("Apollo") and Interpool (through its affiliate Atlas Capital Partners). As previously reported the Company believes that, in light of current circumstances, the prospects are not favorable for obtaining the financing necessary to consummate the Merger.

Interpool, originally founded in 1968, is one of the world's leading lessors of cargo containers used in international trade and is the second largest lessor of intermodal container chassis in the United States. Interpool leases its containers and chassis to over 200 customers, including nearly all of the world's 20 largest international container shipping lines.

          This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.


                               ***TABLE FOLLOWS***

                                 INTERPOOL, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                    (In thousands, except amounts per share)
                                   (Unaudited)

                                                                                                               NINE MONTHS
                                                                             THREE MONTHS ENDED                   ENDED
                                                                               SEPTEMBER 30,                  SEPTEMBER 30,
                                                                            1998           1997           1998            1997
                                                                          -------        -------        --------       --------
REVENUES                                                                  $46,115        $40,962        $133,453       $118,922

LEASE OPERATING AND ADMINISTRATIVE EXPENSES                                10,778         10,292          32,148         27,987
DEPRECIATION AND AMORTIZATION OF LEASING EQUIPMENT                         10,865          8,933          30,941         26,155
OTHER INCOME                                                                 (214)           (17)           (545)          (773)
                                                                          -------        -------        --------       --------

EARNINGS BEFORE INTEREST AND TAXES                                         24,686         21,754          70,909         65,553
INTEREST EXPENSE, NET                                                      12,581         13,280          38,620         36,008
                                                                          -------        -------        --------       --------

INCOME BEFORE TAXES AND EXTRAORDINARY LOSS                                 12,105          8,474          32,289         29,545
PROVISION FOR INCOME TAXES                                                  2,050            550           4,750          3,700
                                                                          -------        -------        --------       --------

INCOME BEFORE EXTRAORDINARY LOSS                                           10,055          7,924          27,539         25,845

EXTRAORDINARY LOSS ON RETIREMENT OF DEBT, NET OF
   APPLICABLE TAXES OF $2,150 AND $2,375                                       --          4,550              --          4,878
                                                                          -------        -------        --------       --------

NET INCOME                                                                $10,055         $3,374         $27,539        $20,967
                                                                          -------        -------        --------       --------


INCOME PER SHARE BEFORE EXTRAORDINARY LOSS AND
   PREMIUM PAID ON REDEMPTION OF PREFERRED STOCK:
       BASIC                                                                $0.36          $0.29           $1.00          $0.91
       DILUTED                                                              $0.35          $0.28           $0.96          $0.87

EXTRAORDINARY LOSS ON RETIREMENT OF DEBT:
       BASIC                                                                   NA         ($0.17)             NA         ($0.18)
       DILUTED                                                                 NA         ($0.16)             NA         ($0.16)

PREMIUM PAID ON REDEMPTION OF PREFERRED STOCK (1):
       BASIC                                                                   NA             NA              NA         ($0.24)
       DILUTED                                                                 NA             NA              NA         ($0.23)

NET INCOME PER SHARE:
       BASIC                                                                $0.36          $0.12           $1.00          $0.49
       DILUTED                                                              $0.35          $0.12           $0.96          $0.48


WEIGHTED AVERAGE SHARES OUTSTANDING:
        BASIC                                                              27,566         27,552          27,560         27,552
        DILUTED                                                            28,584         28,626          28,574         29,614

--------------
(1) Represents a non-recurring charge of $6,716 to retained earnings for the excess of the redemption price of 5 3/4% Cumulative Convertible Preferred Stock over the carrying amount expressed as amount per share.


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